Exhibit 99.1

INCO REPORTS RESULTS FOR FOURTH QUARTER
AND FULL YEAR OF 2004

CANADIAN GAAP FOURTH QUARTER 2004 NET EARNINGS OF $223 MILLION AND FULL YEAR
2004 NET EARNINGS OF $612 MILLION
REPRESENT HIGHEST ANNUAL AND QUARTERLY RESULTS SINCE 1989

(All dollar amounts are expressed in U.S. currency)

TORONTO, February 15, 2005 — Inco Limited today reported adjusted net earnings(1) of $251 million, or $1.33 per share ($1.19 per share on a diluted basis(2)), for the fourth quarter of 2004, compared with adjusted net earnings(1) of $123 million, or 65 cents per share (59 cents per share on a diluted basis(2)), for the fourth quarter of 2003. The adjustments made in arriving at adjusted net earnings(1) for the fourth quarter of 2004 reflected primarily (1) the exclusion of unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $56 million, or 30 cents per share, and (2) the exclusion of tax benefits totalling $21 million, or 11 cents per share, relating principally to the utilization of certain tax losses realized in the quarter and other net benefits covering the current year and prior years. The adjustments made in arriving at adjusted net earnings(1) for the fourth quarter of 2003, as previously reported, are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

Our net earnings for the fourth quarter of 2004 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $223 million, or $1.17 per share ($1.06 per share on a diluted basis(2)), compared with net earnings of $79 million, or 42 cents per share (38 cents per share on a diluted basis(2)), for the fourth quarter of 2003.

Adjusted net earnings(1) for the full year 2004 were $848 million or $4.48 per share ($4.15 per share on a diluted basis(2)), compared with $276 million or $1.42 per share ($1.38 per share on a diluted basis(2)) for the full year 2003.

Our net earnings for the full year 2004 in accordance with Canadian GAAP were $612 million, or $3.22 per share ($2.99 per share on a diluted basis(2)), compared with net earnings of $153 million, or 68 cents per share (66 cents per share on a diluted basis(2)), for the full year 2003.

Adjusted net earnings(1) and net earnings in accordance with Canadian GAAP for the fourth quarter of 2004 represent a significant improvement compared with the corresponding results for the fourth quarter of 2003 due principally to substantially higher prices realized for all of the metals produced by the Company and higher deliveries of nickel, cobalt and platinum-group metals, partially offset by increased nickel unit cash cost of sales before by-product credits due principally to higher spending on supplies and services, a stronger Canadian dollar, increased prices for purchased nickel intermediates processed and higher energy costs and earnings-based compensation payments.

All of the adjustments made in arriving at adjusted net earnings for the fourth quarter and full year 2004 and 2003 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares. For the fourth quarter and full year of 2004, the number of diluted shares used in this calculation was approximately 210 million and 204 million, respectively, compared with 209 million and 192 million, respectively for the corresponding periods of 2003.

Chief Executive Officer’s Message

The year 2004 was a great year for Inco. For 2004 our average realized price for nickel, nickel production, net sales and cash flow from operations before working capital changes were the highest ever in our history and our Canadian GAAP net earnings were the third highest in our history. We also made significant progress advancing our strategy for profitable growth through our Voisey’s Bay and Goro projects and launching a capital expenditure program to increase production at our PT Inco subsidiary in Indonesia.

With favourable nickel demand-supply fundamentals expected to continue in 2005, we anticipate another year of strong earnings and cash flow in 2005, although our 2005 production will be lower due, as discussed below, to planned maintenance shutdowns that were not required in 2004.

Market outlook

Chinese nickel demand growth in the fourth quarter of 2004 was up 36 per cent year-on-year, accounting for over one-third of full year Chinese demand, as the nickel inventory de-stocking phase in China ended during the third quarter and stainless steel production strengthened. The fourth quarter also saw continued recovery in the global aerospace market which helped to drive double-digit demand growth for high nickel alloys in 2004. Most nickel producers operated at capacity and have little potential for increased production in the short-term, and while availability of nickel-containing stainless steel scrap, a substitute for our primary nickel in stainless steel production, increased significantly it could not bridge the nickel supply gap in 2004.

Strong nickel demand driven by China and the continued recovery of the global aerospace market, coupled with low nickel inventories, tighter stainless steel scrap conditions and limited nickel production growth, are expected to lead to tight nickel market conditions in 2005. In short, 2005 should be another year where nickel demand will be limited by available supply, a situation that should again lead to high nickel prices.

Production and costs

In 2004, in addition to our record nickel production, we also realized some of our highest levels of copper, precious metals and cobalt production.

We produced 146 million pounds of nickel during the fourth quarter of 2004, compared with 131 million pounds in the corresponding period of 2003. Our nickel production for the full year was 522 million pounds, surpassing our previous production record of 510 million pounds set in 1974, and ahead of our October 2004 guidance of 505-510 million pounds of nickel production in 2004.

We produced 83,000 troy ounces of platinum-group metals (PGMs) in the fourth quarter of 2004. Our full-year PGMs production was 422,000 troy ounces, as compared with our October 2004 guidance of 405,000 troy ounces, and was also one of our best years on record for PGMs production. We produced 69 million pounds of copper in the fourth quarter and 274 million pounds for the full year, representing our best year for copper production since we shifted to bulk smelting of copper at our Ontario operation in 1994.

We expect that our production of nickel, copper and PGMs will be lower in 2005. This will be due to a planned maintenance shutdown in the second quarter of 2005 at our Ontario operations, a scheduled furnace overhaul at our Manitoba operations, and somewhat lower production at PT Inco due to lower water reservoir levels as a result of reduced rainfall which, in turn, affects the amount of hydroelectric power available to run those operations at capacity. Overall, we plan to produce 490 to 500 million pounds of nickel in 2005. With initial finished nickel production from Voisey’s

Bay concentrate, our nickel production for 2006 should increase significantly to about 540 million pounds.

Our fourth quarter nickel unit cash cost of sales after by-product credits was $2.56 per pound, above the $2.44 per pound level of the fourth quarter of 2003, while the full year 2004 nickel unit cash cost of sales after by-product credits was $2.32 per pound versus $2.15 per pound for the full year 2003. These increases were mainly due to higher prices paid for purchased nickel intermediate product. Other factors included a stronger Canadian dollar on average for 2004, higher spending on services and supplies due primarily to increased production rates, higher earnings-based compensation payouts, and increased energy costs at PT Inco.

We continue to work very hard to reduce our costs no matter what the nickel price is. In 2004, through a variety of initiatives we realized cost and related savings of $59 million. In 2005, we have set a cost reduction goal of a further $60 million.

We expect that our nickel unit cash cost of sales after by-product credits for 2005 will be $2.70 to $2.80 per pound, based upon expected lower metals production, a stronger assumed Canadian dollar at $0.82 compared with the 2004 average of $0.77, increased volumes of external feed and higher energy costs. It should be noted that 2005 is the last transition year before Voisey’s Bay concentrate becomes available to our Ontario and Manitoba operations, a development that will significantly reduce the need for purchased external feeds that we have used in the past few years to maximize the utilization of our production capacity in Ontario and Manitoba. With Voisey’s Bay concentrate flowing to our Ontario and Manitoba operations, we currently expect our nickel unit cash cost of sales after by-product credits to drop to about $1.95 per pound in 2006.

Progress on growth projects

It is currently projected that only three new “greenfield” nickel projects are slated to come into production over the next few years to meet growing world demand, and Inco has two of these projects with Voisey’s Bay and Goro. In 2004, PT Inco also announced a $250 million program to increase its production by about 25 per cent to 200 million pounds per year by 2009. This program will include building a third dam on the Larona River to increase hydroelectric generating capacity at PT Inco by some 33 per cent.

Our Voisey’s Bay project remains about six months ahead of schedule, with first concentrate expected to be shipped in November 2005 and first finished nickel production from that concentrate in the first quarter of 2006. The concentrator building for Phase One of the project is enclosed and heated, and crews are currently installing major equipment and mechanical, piping, electrical and instrumentation systems, with commissioning currently planned to begin in August 2005. The demonstration plant in Argentia is also enclosed and engineering is almost complete for that facility.

In the fourth quarter of 2004, following completion of Phase 2 of the review of our Goro project, we announced our plan for a cost-effective project with an estimated capital cost of $1.878 billion, with a minus 5 per cent-to-plus-15 per cent confidence level, that we expect will deliver returns equal to our long-term weighted average cost of capital based upon a $3.00 LME cash nickel price and certain other assumptions. Initial production from the project is expected in the latter part of 2007.

Detailed engineering for Goro is currently underway. Permitting is moving ahead as scheduled. We have sent out bid packages for various aspects of the project and are in the process of going out to bid for earthworks, as we continue to mobilize to start field work in May 2005.

At the end of 2004, we completed the French government-sponsored Girardin Act tax-advantaged financing arrangements for our Goro project. This financing is expected to deliver net cash benefits of approximately $130 million for the Goro project.

In the next few days, New Caledonia is expected to complete its acquisition of the interest in Goro Nickel, the Goro project company, held by a French government agency, and become a 10 per cent shareholder in Goro Nickel. We also expect to complete the sale of a 21 per cent equity interest in Goro Nickel to Sumitomo Metal Mining Co., Ltd. and Mitsui & Co., Ltd. in the next few weeks.

Continuing to build on a strong financial foundation — What Voisey’s Bay will mean

2004 was our best year for Canadian GAAP net earnings since 1989 and our best year ever for cash flow from operations before changes in working capital.

We generated $277 million of cash flow from operations before changes in working capital during the fourth quarter of 2004. For the full year 2004, our cash flow from operations before changes in working capital was $1,217 million. Our year-end 2004 cash balance was $1,076 million. Based upon the current First Call consensus estimate for nickel prices of $6.26 per pound for 2005, we currently estimate that our cash flow from operations before changes in working capital would be about $1.2 billion. With the expected increase in nickel production in 2006 when we begin to fully realize the benefits of Voisey’s Bay, we currently believe that our cash flow from operations before changes in working capital would be $1.4 billion assuming nickel prices were equal to the current First Call consensus estimate for those prices in 2006 of $5.76 per pound. We do not, of course, endorse these consensus nickel prices given our continued position that we do not publicly predict nickel prices.

Our financial position remains very strong. We have a total debt to capitalization ratio of 27 per cent, and no major debt maturities until after Voisey’s Bay is well into operation. Our objective is to maintain and, where possible, enhance our balance sheet strength, investment grade credit rating, and ready access to capital markets.

We are proud of what we achieved in 2004, and we are determined to make 2005 another very good year for Inco. We will make the most of what we expect will be a very strong nickel market, by continuing to produce every pound of profitable nickel we can, reducing controllable costs and increasing productivity across our operations. At the same time, we will work hard to realize the great potential of our outstanding growth projects.

I look forward to reporting on our performance for the first quarter of 2005.

Scott M. Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include asset impairment charges, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income or other tax benefits or charges relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, losses or gains on debt retirements, strike expenses, gains and losses of a non-recurring nature and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

(in millions except per share amounts)	Net Earnings				Basic Net Earnings Per Share(4)
	Fourth Quarter		Year		Fourth Quarter		Year

		2003		2003		2003		2003
	2004	(Restated)(1)	2004	(Restated)(1)	2004	(Restated)(1)	2004	(Restated)(1)

Adjusted net earnings	$251	$123	$848	$276	$1.33	$0.65	$4.48	$1.42
Asset impairment charge	—	—	(191)	—	—	—	(1.02)	—
Currency translation adjustments	(56)	(21)	(85)	(177)	(0.30)	(0.11)	(0.45)	(0.96)
Income tax benefits (charges)(2)	21	(32)	23	94	0.11	(0.17)	0.12	0.51
Interest on an accrued tax refund	—	—	—	9	—	—	—	0.05
Goro project suspension costs and related currency hedging gains (losses), net	(1)	2	1	15	(0.01)	0.01	0.01	0.08
Gains on forward currency contracts (3)	2	—	10	—	0.01	—	0.05	—
Gains on disposal of assets	6	22	6	22	0.03	0.12	0.03	0.12
Strike expense	—	—	—	(69)	—	—	—	(0.37)
Estimated remediation costs	—	(15)	—	(15)	—	(0.08)	—	(0.08)
Loss on redemption of convertible debentures	—	—	—	(2)	—	—	—	(0.01)
Redemption premium on Series E Preferred Shares	—	—	—	—	—	—	—	(0.08)

Canadian GAAP net earnings, as reported	$223	$79	$612	$153	$1.17	$0.42	$3.22	$0.68

(1)	The 2003 results have been restated due to the retroactive application of a change in accounting policy for depreciation and depletion.
(2)	Relates to the net tax effect of currency translation adjustments on long-term debt and certain tax rulings and other determinations relating to prior year transactions. In 2004, the net benefit also includes the utilization of certain losses realized during the year. In 2003, the net adjustments included the cost as well as the benefit associated with changes in future tax rates.
(3)	Covers gains relating to forward foreign currency contracts to purchase Australian dollars which were entered into with respect to anticipated Australian dollar-denominated expenditures relating to our Goro project.
(4)	These amounts are based upon currently issued and outstanding shares and not diluted shares.

We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting and financial planning purposes.

Outlook

Our current estimates for production for the first quarter and full year of 2005 for nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

		First Quarter	Full Year
		2005	2005
Nickel	— tonnes (thousands)	52 to 54	222 to 227
	— pounds (millions)	115 to 120	490 to 500

Copper	— tonnes (thousands)	27 to 29	113
	— pounds (millions)	60 to 65	250

PGMs	— troy ounces (thousands)	100 to 105	370

We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2005 will be about $2.70 to $2.80 per pound ($5,950 to $6,170 per tonne). A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP for the fourth quarters and full years of 2004 and 2003 is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2005 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices will be between $0.05 and $0.10 per pound ($110 and $220 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.

The current First Call consensus mean estimate for our adjusted net earnings per share for 2005 is $3.81 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2005, which we understand to be $6.26 per pound, and our understanding of the latest mean forecasts by First Call and the London Bullion Market Association (“LBMA”) for the prices for our other metal products for 2005, and taking into account our production, premium and nickel unit cash cost of sales after by-product credits estimates indicated above, the Company’s 2005 guidance for adjusted net earnings per share, on a diluted basis, is $3.00. It is estimated that, with respect to this 81¢ difference between this consensus estimate and the Company’s guidance for 2005, approximately (1) 35 per cent of this difference relates to a higher Canadian dollar assumption, (2) 40 per cent relates to increased nickel unit cash costs of sales after by-product credits due, as discussed above, to expected lower metals production, increased quantities of external feed and higher energy prices, (3) 15 per cent relates to a larger number of diluted shares as a result of a new accounting pronouncement which became effective January 1, 2005, and (4) 10 per cent will be due to the start of the non-cash amortization of the acquisition cost of Voisey’s Bay when commercial production is scheduled to begin in the fourth quarter of 2005. We are not endorsing either First Call’s consensus mean estimate for our 2005 adjusted net earnings per share on a diluted basis or First Call’s forecasts for the LME cash nickel price, or the other benchmark metal prices published by First Call and LBMA for 2005. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.64 per pound ($14,631 per tonne) for the January 3 — February 14, 2005 period. The LME cash nickel price on February 14, 2005 was $6.94 per pound ($15,305 per tonne).

The earnings per share consensus mean estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.

In terms of the current estimated sensitivity of our earnings per share, both for basic and diluted purposes, to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic and diluted net earnings per share (EPS) over a full year would change, up or down, by about 12 cents and 10 cents, respectively. As reflected in the table below, while our financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:

ESTIMATES OF CURRENT 2005 SENSITIVITY OF BASIC
AND DILUTED EPS TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$)(1)

	Amount of Change	Basic	Diluted
	(up or down)	EPS Effect	EPS Effect(2)
Realized nickel price	$0.10/lb.	$0.12	$0.10
Realized copper price	0.10/lb.	0.08	0.07
Realized palladium price(3)	50.00/troy oz	0.03	0.02
Realized platinum price(3)	50.00/troy oz	0.03	0.02
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(4)(5)	0.01	0.15	0.12
Fuel oil price (West Texas Intermediate) (3)(5)	1.00/bbl	0.006	0.005
Natural gas price(3)(5)	0.10/MM BTU	0.001	0.001
Share appreciation rights(5)(6)	1.00	0.005	0.004

(1)	Canadian GAAP basic (Basic EPS Effect) and diluted (Diluted EPS Effect)net earnings per share. Each sensitivity assumes other factors are held constant.
(2)	Based on 222 million shares.
(3)	Includes the impact of hedging activities as of December 31, 2004.
(4)	The basic EPS effect represents (a) $0.07 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.03 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect. This excludes currency translation adjustments relating to the deferred income tax liability for Voisey’s Bay once it begins commercial production. The diluted EPS effect represents (a) $0.06 for a non-cash balance sheet translation effect relating to Canadian dollar denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.04 for operating cost translation effect.
(5)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.
(6)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.

Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. It is currently projected that our total capital expenditures for 2005 will be approximately $1.45 billion before any funding provided by new shareholders in our Goro project and certain previously announced government assistance relating to our development projects.

Commentary on Results for the Fourth Quarter and Full Year of 2004

(Tabular amounts are in millions of U.S. dollars
except per share amounts)

Results of Operations

The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended
	December 31,		Year Ended December 31,
	2004	2003	2004	2003

		(Restated)		(Restated)

Net sales	$1,161	$832	$4,278	$2,474
Net earnings	223	79	612	153
Net earnings per common share
— basic	1.17	0.42	3.22	0.68
— diluted	1.06	0.38	2.99	0.66
Cash provided by operating activities	294	129	1,393	131

The significant increase in net earnings between the fourth quarter of 2004 and the fourth quarter of 2003 was primarily the result of the higher realized prices for all of the metals produced by us as well as higher deliveries of Inco-source nickel, cobalt and PGMs. This was partially offset by the unfavourable effect of higher nickel cash cost of sales before by-product credits and an unrealized currency translation loss as discussed below.

Net earnings for the full year 2004 included the previously announced impairment charge of $201 million, before minority interest and taxes, recorded in the second quarter of 2004 as a result of changes in the scope of the Goro project based upon the findings of the second phase, or Phase 2, of the comprehensive project review. With respect to net earnings for the full year 2003, those results included a $107 million charge, before taxes, in respect of a three-month strike at our Ontario operations which began on June 1, 2003.

The effect of certain of these items on our results of operations is set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.

Net sales

Net sales increased substantially in the fourth quarter and full year of 2004 due primarily to higher selling prices for all metals, particularly for nickel and copper, as well as higher deliveries of Inco-source nickel, cobalt and PGMs. Our deliveries of Inco-source nickel increased by 29 per cent and 28 per cent for the fourth quarter and full year 2004, respectively, compared with the corresponding periods of 2003, due to increased production at our Canadian and U.K. operations as well as at PT Inco, and copper deliveries increased in 2004, compared with the full year 2003. Production for all metals for 2003 was adversely affected by the three-month strike at our Ontario operations.

Cost of sales and other expenses

	Three Months Ended
	December 31,		Year Ended December 31,
	2004	2003	2004	2003

Nickel unit cash cost of sales before by-product credits per pound	$2.77	$2.14	$2.60	$2.02
Nickel unit cash cost of sales after by-product credits per pound	$2.56	$2.44	$2.32	$2.15

For the fourth quarter and full year 2004, compared with the corresponding periods of 2003, the increase in nickel unit cash cost of sales before by-product credits was principally due to the higher prices paid for purchased nickel intermediates, the higher average Canadian dollar exchange rate relative to the U.S. dollar exchange rate compared with 2003, higher spending on services and supplies primarily as a result of increased production rates, higher earnings-based compensation and higher costs for heavy oil at PT Inco, partially offset by the absence of ramp-up costs which we incurred in the third quarter of 2003 after the end of a strike at our Ontario operations, and the cost reductions and related savings as discussed below. For the full year 2004, the increase in nickel unit cash cost of sales before by-product credits was also due to the higher volumes of purchased nickel intermediates.

For the fourth quarter and full year 2004, compared with the corresponding periods of 2003, the increase in nickel unit cash cost of sales after by-product credits was due to higher unit cash cost of sales before by-product credits, partially offset by higher by-product credits as a result of higher realized selling prices for and higher deliveries of certain by-products.

We use purchased nickel intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased nickel intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which basis this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.

A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.

In the fourth quarter of 2004, we realized cost reductions and related savings of about $15 million, bringing the total cost reductions and related savings realized for 2004 to $59 million, close to our goal of $63 million. We are currently targeting a further $60 million in cost reductions in 2005.

Nickel production increased to 66,195 tonnes (146 million pounds) and to 236,817 tonnes (522 million pounds) in the fourth quarter and full year of 2004, respectively, compared with 59,676 tonnes (131 million pounds) and 187,173 tonnes (413 million pounds) in the corresponding periods of 2003. The increase in production in the fourth quarter of 2004 compared with the production in the fourth quarter of 2003 was as a result of improved performance at all locations. For the full year 2004, the increase was also attributable to higher production at our Canadian and U.K. operations compared with the production for the year 2003 which was adversely affected by the three-month strike at our Ontario operations that began on June 1, 2003 and a difficult ramp-up of operations in September 2003 following the strike. PT Inco’s production increased by about 4 million pounds during the full year 2004 compared with the full year 2003.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $5 million in the fourth quarter of 2004 compared with the fourth quarter of 2003. The decrease was primarily due to lower expenses associated with share appreciation rights in the fourth quarter partially offset by higher expenses associated with incentive compensation programs reflecting our improved earnings. For the full year, selling, general and administrative expenses increased by $23 million due to higher expenses associated with our earnings-based incentive compensation programs, partially offset by lower expenses associated with share appreciation rights. These expenses also included about $6 million spent on our program to evaluate and report on our internal control over financial reporting under the U.S. Sarbanes-Oxley Act.

Other income, net

Other income was $16 million and $48 million in the fourth quarter and full year 2004, respectively. For the fourth quarter and full year 2004, other income included $2 million and $10 million, respectively, in respect of currency forward contracts entered into for the Goro project. A $6 million gain was realized on the sale of our interest in a Guatemalan subsidiary in the fourth quarter of 2004.

Currency translation adjustments

Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and certain deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments were $56 million and $85 million in the fourth quarter and full year of 2004, respectively, and were due to the strengthening of the Canadian dollar as of December 31, 2004 relative to the U.S. dollar. The Canadian — U.S. dollar exchange rate appreciated by five per cent during the fourth quarter of 2004 and by seven per cent for the full year 2004.

Income and mining taxes

Our effective tax rate for the fourth quarter of 2004 of 20 per cent was lower than the combined statutory income and mining tax rate in Canada of 39.9 per cent due to the benefit of certain losses realized in the quarter and the favourable outcome of certain tax matters relating to prior years. Our effective tax rate for the full year 2004 of 37 per cent was slightly lower than the statutory rate due to (1) the benefit of these losses and the favourable outcome of such tax matters and (2) the benefit of the lower tax rates on earnings generated in certain jurisdictions. These factors were partially offset by the negligible tax relief on the $201 million Goro project non-cash impairment charge, before minority interest and taxes, recorded in the second quarter of 2004.

Cash Flows and Financial Condition

Net cash provided by operating activities in the fourth quarter of 2004 was $294 million, compared with $129 million in the fourth quarter of 2003. The increase in net cash provided by operating activities was primarily due to higher earnings and a net decrease in working capital. Cash provided by operations for the full year 2004 of $1,393 million, compared with $131 million in

2003, also increased due to higher earnings and higher income and mining taxes payable, given that a significant portion of income and mining taxes payable in respect of the 2004 taxation year will not be paid until the first quarter of 2005. Due to our strong financial position, we elected to make a further voluntary company contribution of $100 million to our pension plans in the fourth quarter, bringing total voluntary contributions to $144 million for the full year 2004. These voluntary contributions are in addition to the required level of pension contributions of $120 million made in 2004.

Net cash used for investing activities increased to $325 million and $881 million in the fourth quarter and full year 2004, respectively, compared with $165 million and $565 million in the same periods of 2003. Capital expenditures in the fourth quarter of 2004 were higher due to higher capital spending for our Voisey’s Bay project, at our Ontario operations and at PT Inco. During the first quarter of 2004, we used cash of $28 million to acquire an additional two per cent of the issued and outstanding shares of PT Inco from a shareholder, increasing our ownership of PT Inco to approximately 61 per cent.

During the fourth quarter of 2004, net cash from financing activities totalled $238 million. The primary financing activities for this period included (1) the drawdown of $200 million under a new $400 million seven-year term loan facility and (2) gross proceeds of $41 million from the previously reported French government-sponsored Girardin Act financing arrangement covering our Goro project in New Caledonia. The amount drawn under this new term loan facility, based upon a swap arrangement, bears interest at a fixed rate of 5.098 per cent. The entering into of this new facility and the drawdown of $200 million under that facility was part of the financing plan for our capital expenditure program for the Goro project intended to optimize certain tax benefits relating to the recently completed Girardin Act financing for this project.

At December 31, 2004, cash and cash equivalents were $1,076 million, up from $418 million at December 31, 2003 and up from $869 million at September 30, 2004, reflecting the cash provided from operating activities as discussed above. Total debt was $1,658 million at December 31, 2004, compared with $1,512 million at December 31, 2003. Total debt as a percentage of total debt plus shareholders’ equity was 27 per cent at December 31, 2004, compared with 28 per cent at December 31, 2003. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

New Accounting Changes

Convertible debt

Effective January 1, 2005, on a retroactive basis, we will adopt revisions to CICA Section 3860, Financial Instruments — Disclosure and Presentation. The revisions relate to the accounting for instruments for which the issuer has the right to settle in cash or its own shares. Such an instrument should be bifurcated between debt and equity in accordance with the revised standard. This change will impact the accounting treatment for our LYON Convertible Notes, Convertible Debentures due 2023 and 3 1/2% Subordinated Convertible Debentures due 2052 which are currently treated as equity in accordance with EIC-71, Financial Instruments that may be Settled at the Issuer’s Option in Cash or its own Equity Instruments. Consistent with this change, it will be necessary to record interest expense in lieu of accretion charges with respect to these convertible debt securities.

Earnings per share

Effective January 1, 2005, on a retroactive basis, we will adopt revisions to CICA Section 3500, Earnings Per Share. The revisions relate primarily to (1) the use of year to date weighted average rates when applying the treasury stock method and (2) instruments where, if an instrument can be settled in cash or shares, an entity should assume that the instrument will be settled in shares if share settlement is more dilutive. In 2004 and prior years, we presumed, with respect to our LYON Convertible Notes, cash settlement and, accordingly, this instrument was not considered in the calculation of diluted earnings per share.

For United States GAAP reporting purposes only, effective December 31, 2004, we retroactively adopted EITF Issue No. 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings per Share. This abstract addresses the issue of when the dilutive effect of contingently convertible debt instruments should be included in diluted earnings per share. The EITF reached a consensus that all shares issuable upon conversion of contingently convertible debt securities should be included in diluted earnings per share computations regardless of whether the market price trigger or other contingent features for conversion have been met. Previously, the dilutive effect of contingently convertible debt securities were included in diluted earnings per share computations if the conditions under which such debt securities are convertible into common shares have been met. We currently have two issues of contingently convertible debt securities outstanding to which the new abstract applies, our Convertible Debentures due 2023 and our 3 1/2% Subordinated Convertible Debentures due 2052. The concepts of EITF 04-8 have not yet been adopted for Canadian GAAP purposes and represents a Canadian-U.S. GAAP difference for 2004.

Variable interest entities

In June 2003, the CICA issued Accounting Guideline 15, Consolidation of Variable Interest Entities, (AcG-15). AcG-15 provides a new framework for identifying variable interest entities (“VIEs”) and determining when a company should include the assets, liabilities, non-controlling interests and results of operations of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited liability corporation or any other legal structure used to conduct activities or hold assets that either (1) has insufficient equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that do not have sufficient rights or the ability to make significant decisions about the VIE’s activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

AcG-15 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a “variable interest holder”) is obligated to absorb a majority of risk of loss from the VIE’s activities, or is entitled to receive a majority of the VIE’s residual returns (if no party absorbs the majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and non-controlling interests and subsequently account for the VIE as if it were consolidated based on majority voting interest.

We early adopted this accounting guideline in 2004 as a result of the French government-sponsored Girardin Act financing arrangements for our Goro project which were entered into on December 30, 2004. The effect of adopting the provisions of AcG-15 is to increase both total assets and total liabilities by approximately $41 million as of December 31, 2004.

Access to Webcast of Annual Presentation to the Investment Community on 2004 Results and Related Matters

As previously announced, interested investors can listen to our presentation to the investment community currently expected to include an analysis of Inco’s 2004 financial and operating results as well as a review of key operational, marketing and other current drivers of Inco’s business, Inco’s Voisey’s Bay and Goro projects and key strategic objectives, on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone number in North America as indicated below.

The presentation is scheduled for February 15, 2005, beginning at 3:00 p.m. (Toronto time), and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Slides or other statistical information to be used for the presentation can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, under the heading “February 15, 2005 — Annual Presentation to the Investment Community” by clicking on the “Latest Presentation Webcast” link on our homepage.

The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on March 1, 2005 by dialling 1-800-558-5253 in North America and by entering the reservation number 21227390. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.

This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its first quarter and full year 2005 and for 2006 at its Canadian, Indonesian and other operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, nickel-containing stainless steel scrap availability and nickel inventories, its financial results, including adjusted net earnings per share on a diluted basis, cash flow from operations, cash generation, the effect on and sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial shipment and other schedules, capital costs and other aspects of its Goro and Voisey’s Bay projects, changes in the ownership of its Goro project, capital expenditures and hydroelectric power generation at PT Inco and the effect thereon of lower water levels, overall capital expenditures, tax payments, planned maintenance and other shutdowns at certain operations and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects and PT Inco’s latest project to increase its production, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

February 15, 2005
IN 05/03

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

	Three Months Ended
	December 31,		Year Ended December 31,
	2004	2003	2004	2003

Average Realized Prices
Nickel(1) - per tonne	$14,138	$12,403	$13,906	$9,860
- per pound	6.41	5.63	6.31	4.47
Copper - per tonne	3,283	2,087	2,916	1,832
- per pound	1.49	0.95	1.32	0.83
(1) Including intermediates

LME Average Cash Prices
Nickel - per tonne	14,080	12,437	13,852	9,633
- per pound	6.39	5.64	6.28	4.37
Copper - per tonne	3,094	2,059	2,868	1,779
- per pound	1.40	0.93	1.30	0.81

Deliveries
Nickel in all forms (tonnes)
- Inco-source	67,271	52,216	235,185	184,110
- Purchased finished	3,693	6,286	16,697	29,780

	70,964	58,502	251,882	213,890

Copper (tonnes)	29,694	34,221	124,884	93,335

Cobalt (tonnes)	514	223	1,542	903

Platinum-group metals (in thousands of troy ounces)	81	6	420	209

Net Sales to Customers by Product (in millions)
Primary nickel	$1,004	$726	$3,503	$2,109
Copper	97	71	364	171
Precious metals	51	11	246	114
Other	9	24	165	80

	$1,161	$832	$4,278	$2,474

Nickel Production in all Forms (tonnes)	66,195	59,676	236,817	187,173

Finished Nickel Inventories at end of Period (tonnes)	27,334	25,604	27,334	25,604

Inco Limited

Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	Three Months Ended
	December 31,		Year Ended December 31,
(in millions of U.S. dollars except where noted)	2004	2003	2004	2003

Cost of sales and other expenses, excluding depreciation and depletion	$643	$546	$2,348	$1,735
By-product costs	(147)	(132)	(572)	(383)
Purchased finished nickel	(52)	(77)	(234)	(279)
Delivery expense	(8)	(8)	(33)	(25)
Other businesses cost of sales	(9)	(7)	(38)	(25)
Strike expense, excluding depreciation	—	—	—	(88)
Non-cash items(1)	(3)	(10)	(28)	(24)
Remediation, demolition and other related expenses	(12)	(37)	(30)	(55)
Adjustments associated with affiliate transactions	10	(20)	(54)	(28)
Other	(12)	(9)	(11)	(8)

Nickel cash cost of sales before by-product credits(2)	410	246	1,348	820
By-product net sales	(178)	(97)	(719)	(330)
By-product costs	147	132	572	383

Nickel cash cost of sales after by-product credits(2)	$379	$281	$1,201	$873

Inco-source nickel deliveries (millions of pounds)	148	115	518	406

Nickel unit cash cost of sales before by-product credits per pound	$2.77	$2.14	$2.60	$2.02

Nickel unit cash cost of sales before by-product credits per tonne	$6,107	$4,718	$5,732	$4,453

Nickel unit cash cost of sales after by-product credits per pound	$2.56	$2.44	$2.32	$2.15

Nickel unit cash cost of sales after by-product credits per tonne	$5,644	$5,379	$5,115	$4,740

(1)	Post-retirement benefits other than pensions.
(2)	Nickel cash cost of sales before and after by-product credits includes costs for both Inco-source and purchased nickel intermediates.

Inco Limited

Consolidated Statement of Earnings

(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in millions of U.S. dollars except per share amounts)	2004	2003	2004	2003

		(Restated)		(Restated)
Revenues
Net sales	$1,161	$832	$4,278	$2,474
Other income, net	16	43	48	104

	1,177	875	4,326	2,578

Costs and expenses (income)
Cost of sales and other expenses, excluding depreciation and depletion	643	546	2,348	1,735
Depreciation and depletion	70	61	248	227
Selling, general and administrative	60	65	192	169
Research and development	7	9	29	27
Exploration	13	9	32	27
Currency translation adjustments	56	21	85	177
Interest expense	4	8	24	44
Asset impairment charge	—	—	201	—
Goro project suspension	1	(2)	(1)	(4)

	854	717	3,158	2,402

Earnings before income and mining taxes and minority interest	323	158	1,168	176
Income and mining taxes	64	57	430	(37)

Earnings before minority interest	259	101	738	213
Minority interest	36	22	126	60

Net earnings	223	79	612	153
Accretion of convertible debt	(3)	(2)	(9)	(7)
Dividends on preferred shares	—	—	—	(6)
Premium on redemption of preferred shares	—	—	—	(15)

Net earnings applicable to common shares	$220	$77	$603	$125

Net earnings per common share
Basic	$1.17	$0.42	$3.22	$0.68

Diluted	$1.06	$0.38	$2.99	$0.66

Weighted average common shares outstanding, in thousands
Basic	187,909	186,085	187,550	184,500

Diluted	210,205	208,696	203,624	191,875

Inco Limited

Consolidated Balance Sheet

(unaudited)

	December 31,	December 31,
(in millions of U.S. dollars)	2004	2003

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$1,076	$418
Accounts receivable	601	435
Inventories	834	746
Other	63	112

Total current assets	2,574	1,711
Property, plant and equipment	7,580	7,033
Deferred charges and other assets	569	319

Total assets	$10,723	$9,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$107	$103
Accounts payable	331	253
Accrued payrolls and benefits	208	165
Other accrued liabilities	399	332
Income and mining taxes payable	279	27

Total current liabilities	1,324	880
Deferred credits and other liabilities
Long-term debt	1,551	1,409
Deferred income and mining taxes	1,879	1,706
Post-retirement benefits	671	603
Asset retirement obligation	171	141
Other deferred credits	58	—

Total liabilities	5,654	4,739

Minority interest	529	442

Shareholders’ equity
Convertible debt	619	606

Common shareholders’ equity
Common shares issued and outstanding 188,133,439 (2003 — 186,915,865 shares)	2,891	2,858
Warrants	62	62
Contributed surplus	571	562
Retained earnings (deficit)	397	(206)

	3,921	3,276

Total shareholders’ equity	4,540	3,882

Total liabilities and shareholders’ equity	$10,723	$9,063

Inco Limited

Consolidated Statement of Cash Flows

(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in millions of U.S. dollars)	2004	2003	2004	2003

		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$259	$101	$738	$213
Charges not affecting cash
Depreciation and depletion	70	61	248	227
Deferred income and mining taxes	23	87	68	38
Asset impairment charge	—	—	201	—
Other	41	8	102	81
Contributions (greater than) less than post- retirement benefits expense	(116)	(35)	(140)	(23)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(51)	(167)	(166)	(184)
Inventories	(22)	(81)	(88)	(170)
Accounts payable and accrued liabilities	79	174	126	124
Income and mining taxes payable	(64)	(2)	249	(140)
Other	75	(17)	55	(35)

Net cash provided by operating activities	294	129	1,393	131

Investing activities
Capital expenditures	(339)	(174)	(876)	(591)
Other	14	9	(5)	26

Net cash used for investing activities	(325)	(165)	(881)	(565)

Financing activities
Repayments of long-term debt	(2)	(305)	(100)	(574)
Long-term borrowings	203	6	205	314
French government-sponsored Girardin Act financing	41	—	41	—
Convertible debt issued	—	—	—	470
Common shares issued	12	33	30	60
Preferred shares redeemed	—	—	—	(487)
Preferred dividends paid	—	—	—	(6)
Dividends paid to minority interest	(5)	(5)	(20)	(7)
Other	(11)	—	(10)	(5)

Net cash provided by (used for) financing activities	238	(271)	146	(235)

Net increase (decrease) in cash and cash equivalents	207	(307)	658	(669)
Cash and cash equivalents at beginning of period	869	725	418	1,087

Cash and cash equivalents at end of period	$1,076	$418	$1,076	$418